Fourth Quarter 2008 Earnings Conference Call

March 12, 2009

Operator:                   Please stand by.  The conference is about to begin.  Good day everyone.  Welcome to the Fourth quarter 2008 Earnings Conference for China Fire and Security Group Incorporated.  Today’s conference is being recorded.

                                     At this time, I would like to turn the call over to Mr. Michael Tieu of ICR for opening remarks and introduction.  Please go ahead sir.

Michael Tieu:           Thank you everyone for joining us for the China Fire and Security Group’s Fourth quarter 2008 Earnings Call.  With us today is Brian Lin, China Fire’s Chief Executive Officer, and Robert Yuan, China Fire’s Chief Accounting Officer.

                                     Before we get started, I’m going to review the Safe Harbor Statement regarding today’s conference call.

This conference call may contain, in addition to historical information, forward-looking statements within the meaning of the Federal Securities Laws regarding China Fire.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than statements that are historical in nature. These forward-looking statements are based on current management’s expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements.  Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulations and other risks contained in this statement filed from time to time with the SEC.  All such forward-looking statements, whether written or oral and whether made by or on behalf of the company are expressively qualified by the cautionary statements. Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements.  Forward-looking statements made during this conference call only represent management’s estimates as of today, March 12, 2009. China Fire & Security Group assumes no obligation to update these projections in the future as market conditions change. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 360 days on our corporate website, www.chinafiresecurity.com

Confidential

                                     At this point, I would like to introduce Brian Lin, Chief Executive Officer of China Fire & Security Group.  Brian.

Brian Lin:                 Thank you very much Michael.  Good morning everyone to those in the U.S. and good evening to those participants in Asia.  Welcome to our Fourth Quarter 2008 Conference Call.  Today, we will discuss our financial results, talk about our recent developments and our strategic plans, and conclude with our guidance for full year 2009.

[1]           Highlights

Despite the challenging global macroeconomics environment, we are very pleased with our fourth quarter and full year 2008 results.  We continued to grow our business and our brand successfully, and we have further strengthened our position as the leading provider of industrial fire protection solutions in China.

Before we get to the details of our full year and fourth quarter 2008 financial results, I would like to share with you highlights of our many achievements during the year, as we continued to reach new records in our business.

•	We achieved record revenue of $69.1 million, an increase of $22.3 million or 47.8% over the previous year.

•	We also had record net income of $24.7 million, a year-over-year increase of 47%.

•	We ended the year with a record strong backlog of $72 million, as compared to $62 million at the end of 2007.

•	During the year, we also had major contract wins in Iron & Steel, including Jiuquan Iron & Steel Group, Wuhan Iron & Steel Group, Anshan Iron & Steel Group, and XinYu Iron and Steel.

•	We also won major contracts in Petrochem, Nuclear, and Transportation, including the five regional power plants of Datang and China Nuclear Power Engineering.

Confidential

As you can see from our many highlights, 2008 was another successful year for China Fire, and I’m especially pleased that the momentum remains brisk, as our rate of contract wins and new contract bids since our return from the Chinese New Year holidays in February continues to be strong.  Boosted by a combination of China’s stimulus plan, consolidation of the iron and steel industry, and continued build out of nuclear generators, power generators, oil refineries, and railway systems, we are seeing strong demand for our fire protection systems.  We are also excited about our international expansion opportunities.  As such, even with the challenging global macroeconomic environment as the backdrop, I’m proud of our many achievements in 2008 and am excited about 2009, which I will discuss in more details later in this conference call.

At this point, however, let me turn the call over to Robert for a detailed discussion on our fourth quarter and full year financial results.  Afterwards, I will return to discuss our recent developments and our strategic plans, and conclude with our guidance for full year 2009.  Robert.

Robert Yuan:             Thank you Brian.  I am very pleased that China fire has to date defied the rough patches that many companies are experiencing around the world and has once again accomplished solid quarterly and annual financial performance.

[2]           Financial Results

Full year 2008 results

Our revenue for the full year 2008 grew 47.8% to a record $69.1 million, up from $46.8 million in 2007, driven by our strong growth in system contracting projects.  During 2008, we completed 360 total solution and product sales contracts compared to 274 contracts in the previous year.  The iron and steel industry is still our largest sector and contributed 81% of our revenues, followed by power generation at 9%, and petrochemical at 4%.  During 2008, Capital Iron and Steel was our largest customer, contributing $17.6 million or 30.8% of total revenue, as we continue to fulfill our $31 million contract that is expected to complete in 2009.

Confidential

Our gross margin for 2008 was a strong 57.2%, or 230 basis points higher than our 2007 gross margin of 54.9%. The increase in our gross margin benefited from a higher percentage use of our proprietary products to fulfill contracts, which contributed higher gross profit than third party products. This increase was also attributable to the higher selling price of some of our proprietary products in 2008.  While we are delighted by the strong gross margin achieved in 2008, we continue to reiterate our long-term view that our gross margin will range between 45% to 55%, as we plan to further expand into other verticals and markets, which may require more use of third-party products and/or initial price incentives.

Driven by the strong revenue growth and gross margin expansion, our operating income grew 58.3% to $23.6 million in 2008, as compared to $14.9 million in 2007.  Correspondingly, our 2008 operating margins expanded to 34.1%, or 230 basis points higher than our 2007 operating margin of 31.8%.  During the year, our operating expenses totaled $15.9 million in 2008, compared to $10.8 million in 2007, as we continue to invest in sales and development.  As some of you may remember, China Fire was a key participant in the Twelfth International Fire Protection Equipment, Technology Conference & Exposition in Beijing and also held a technical seminar on technology innovation and intellectual property protection.  These marketing programs further elevated our industry-leading brand among our peers, customers, and regulators.  We also invested enthusiastically into our research and development, and we continue to yield a strong pipeline of practical as well as patentable innovations.  On the other hand, we managed our general overhead expenses with sound discipline, as our G&A expenses increased at a moderate 18.0% year-over-year rate, which is less than half our revenue growth rate.

Confidential

As a result, our GAAP net income grew by $7.9 million, or 47%, to $24.7 million in 2008, versus $16.8 million in 2007.  Similarly, our fully diluted GAAP EPS grew 44.6% to $0.88, compared to $0.61 in the prior year.

Fourth Quarter Results

Continuing the trend from each of our previous three quarters of the year, our revenue for the fourth quarter of 2008 grew 48.7% to $21.0 million, compared to $14.1 million for the third quarter of 2007.  We continue to benefit from our strong pipeline of new total solution projects, as well as, uninterrupted completion of milestones on our large projects, such as Shougang Steel.  During the fourth quarter, we generated revenue from 214 total solution, product sales and maintenance contracts.

Total solution revenue increased 41.8% to $16.0 million, versus $11.3 million in the fourth quarter of 2007, generated from 115 total solution contracts.  Our product sales grew 142.5% year-over-year to $4.3 million, driven by higher post-Olympic fulfillment business activities. Maintenance and service revenue decreased $371 thousand to $664 thousand,  due to the timing of the maintenance service contract renewal.

As we continue to fulfill large contracts with our core customers, the iron and steel industry remains the largest vertical, contributing approximately 82 percent of total fourth quarter revenue.  Power generation and petrochemical contributed approximately 4 percent and 10 percent respectively. Other vertical contributed approximately 4 percent of our revenue during the quarter.

Our fourth quarter gross margin improved 110 basis points year-over-year to 54.3%, which, although remained at the high end of our target range, declined sequentially from the particularly high third quarter gross margin of 58.9%.

Our operating income for the fourth quarter grew 55.2% to $6.2 million, from $4.0 million for the same period of last year.  Our operating margin also expanded year-over-year to 29.5% from 28.3%, even as our operating expenses increased 49.7% year-over-year to $5.2 million.  This increase was mainly attributable to higher sales activities as well as higher General Administrative expenses due to increase in our headcount and year-end incentives.  As a percentage of revenue, our SG&A improved by 70 basis points to 21.4% versus 22.1% in the same period of last year.

Confidential

Our R/D expense was $446,000 as compared to $215,000 in the same period of 2007, as we continue to innovate and develop further improvements to our LHDs, water mist systems, and software for our detection and control system.

Our total other income was $632,000 for the fourth quarter of 2008, compared to $54,000 for the same period 2007, as we earned higher other income from higher VAT (value-added taxes) rebates and higher interest income.

Due to the income tax recovery from one of our subsidiaries, Tianxiao Fire Safety Equipment, our provision for income tax was a negative $6,000 in the fourth quarter of 2008, compared to a $5,000 provision for income tax for the same period of last year. Beginning in 2009, we anticipate that China Fire will be subject to an effective tax rate of approximately 13%.

Our GAAP net income for the fourth quarter of 2008 grew 69.2% to $6.8 million as compared to $4.0 million for the same period of 2007, driven by the growth in our top line and expansion in our operating margin.

Better yet, our fully diluted GAAP EPS grew more than 70% to $0.24, from $0.14 a year ago.

Back log

At the end of the fourth quarter, our total backlog was $72 million, up from $62 million at the end of 2007.   As previously discussed, we believe our strong backlog provides us with excellent revenue visibility over the next 12 months, and therefore, provides us with additional comfort in our business projections, even in the current challenging environment.

Confidential

Balance Sheet

Now, I would like to turn your attention to our balance sheet and cash flows.  Because the balance sheet is a snapshot at a moment in time, I’d like to address specifically only line items that have significantly changed or that I believe can have material impact to our on-going operations.

As of December 31, 2008, we have cash and cash equivalents of $26.7 million, a sequential increase of $4.9 million, as we continue to generate positive cash flows from operations.  During the quarter, we generated $6 million cash from operations, driven by our strong net income and our continued focus on receivables and inventory management.  Our net receivables totaled $25.8 million, up sequentially from $19.2 million; however, our days sales outstanding or DSOs were 113 days for the fourth quarter of 2008, an improvement from 117 days last quarter benefiting from our increased year-end cash collection activities.  Our inventory was $6.5 million, a decrease of $1.2 million from $7.8 million at the end of September.  Accordingly, our working capital increased by approximately $6 million to $65 million, up from $59 million at the end of the third quarter.  We currently have no bank loans or long-term debt, and as such, our total shareholders’ equity increased sequentially by $7.0 million to $78.7 million at the end of December 2008.

In summary, I am very proud of our strong financial performance in the fourth quarter and consistent growth and profitability throughout the year.  Despite the reported reduction in global steel output, our solid business model and tier-1 Chinese customers have combined to provide us with sustainable drivers to support our continued growth and profitability.  Moreover, our strong balance sheet with growing cash and no debt combined with solid cash flows from operations afford us a strong position to further expand our industry leadership, increase our market share, and explore other strategic opportunities.

Confidential

Now, I will turn the call back to Brian for a discussion on our recent developments and our strategic plans.  Brian.

[2]           Our Recent Developments and Strategic Plan

Brian Lin:                 Thank you Robert.  Let me now share with you our growth strategies and the specific macroeconomic trends that continue to validate our aim.  Firstly, we will continue to focus on our core Tier-1 customers in China’s iron and steel industry, as we aim to further expand our leading position and market share.  As you may know, our fire protection systems are installed in 70% of the largest new systems in China’s steel industry, and our current customers include the largest steel producers.

Despite general concerns of challenging times for the iron and steel industry, we are actually witnessing strong demand for our total solutions in this vertical, as some of our Tier-1 customers are receiving more government-subsidized funding, pickup in demand from the end of last year, and extra government support for consolidation. According to the Minister of the PRC’s Ministry of Industry and Information Technology, the Ministry will spend RMB 15 billion (or approximately $2.2 billion) to subsidize loan interests for technology upgrade and reform projects in the Iron and Steel Industry.  Similarly, China's State Council is expected to release The China Iron & Steel Industry’s Revitalization Scheme, which will provide financial subsidies and loan discounts to leading iron & steel companies.  Furthermore, approximately half of the government’s 4-trillion RMB (USD$585 billion) stimulus plan will be allocated for investments into steel-consuming infrastructure construction projects, and it is expected that the stimulus plan will drive demand for an additional 100 million tons of steel.  Moreover, according to the China Iron & Steel Association, China is preparing a three-year plan to consolidate its steel industry, engineering the rise of three major steel groups.  Shanghai-based Baosteel Group Corp., Wuhan Iron & Steel (Group) Corp., and the combined group led by Anshan Iron & Steel Group Corp. and Benxi Iron & Steel (Group) Co. will lead the consolidation.  The three will emerge as China's steel giants, with each having a capacity of over 50 million metric tons by 2011.  We’re happy to report that all three are our existing customers.  As the government wants to foster several globally competitive large-scale steel groups, the top five steel groups will likely account for 45 percent of the country's total capacity.  We believe that as the industry consolidates, the large producers will continue to upgrade their production facilities to modern standards, which creates additional demand for our solutions.  It is well known that our fire protection systems can truly ensure that our customers’ production facilities are fully compliant with China’s new mandatory fire codes, and therefore, we believe that they are indispensible for new or recently-upgraded iron & steel production facilities.  As such, contrary to general perceptions regarding the iron and steel industry, we are very excited about our revenue opportunities in this core vertical.

Confidential

Secondly, we will further expand into other complementary verticals by leveraging our leading brand and total solution offering.

We are very pleased with our momentum in the power generation vertical, as we won contracts totaling $13.4 million in 2008, versus $4.4 million in 2007.  According to the China Electricity Council, China will invest $44 billion on new power generation capacity this year.

We are also very pleased that the nuclear sector has already become our new large vertical in 2008, as we won a total of $12.9 million in new contracts, as compared to less than $1 million in 2007.  China plans to invest RMB 450 billion (or approximately $66 billion) on nuclear power development by 2020, and we are already seeing direct benefits.  Last year, shortly after the announcement of the stimulus plan, three large nuclear power projects, costing RMB 120 billion (or approximately $18 billion) received the go ahead to start construction.

Confidential

We are also satisfied with our further penetration in the petrochemical vertical, as we grew contract wins by 56% to $6.5 million in 2008.  As part of a petrochemical stimulus package recently approved by the State Council, China plans to build new refineries with total crude processing capacity of 2.19 million barrels a day and establish an oil product reserve system that could see overall reserve volume of 10 million tons within three years.  Furthermore, the National Energy Administration's three-year energy blueprint includes building three refining bases in the eastern cities of Shanghai, Ningbo and Nanjing, each with an annual crude processing capacity of 30 million tons, or close to 602,500 barrels per day.  In addition, the plan proposes six refining bases in the southern cities of Maoming, Guangzhou, Huizhou and Quanzhou and the northern cities of Tianjin and Caofeidian, each with an annual capacity of 20 million tons, or around 401,600 barrels per day.

We are also very excited about our revenue opportunities in the transportation vertical.  It is estimated that over $700 Billion will be invested in Transportation over the next five years, with $300 Billion in railways over the next two years, and $15 Billion annually for subways.  The Chinese government will speed up the construction of railway lines, including high-speed lines linking major cities.  The revised plan calls for extending the total length of China's railways to 120,000km by 2020, up 50% from the total length at the end of 2008.

We believe that most of the infrastructure investments mentioned above will directly benefit China Fire, as they all require fire protection products and services.  As such, we will continue to strengthen our integrated products sales, as well as, our total solutions to cater to these industries.

Confidential

Thirdly, we will continue to invest in technology innovations and influence the development of new fire standards and code enhancements.  Currently, we own 76 patents and have 37 patents pending in China and internationally.  We believe these patented, proprietary products will strongly support our future business growth in China and enhance our ability to maintain healthy margins.  Furthermore, we are highly optimistic about several new innovative products in our development pipeline that we believe can become significant contributors to our future growth.   Moreover, our officers are on a number of drafting committees on industry standards such as “Design of Fire Safety Standards for Metallurgy, Iron and Steel Enterprises” and “Standardization for Fire Safety Designs in Thermal Power Generating Plants and Transformer Stations.”  We continue to actively advise regulatory bodies in China, and we believe that our close participation in the development of new standards and code enhancements continues to elevate our brand and enhances our competitive position.  Specifically, we anticipate that this May China will issue a major amendment to the national fire codes.  The new fire codes will stipulate higher requirements for fire safety products -- requiring all fire safety products to fully comply with current national standards and discarding dated products. The new fire codes also enforce stricter controls over industrial facilities, while assigning penalty and liability to the facilities’ owners in the event of fire hazards. We believe this will drive higher demand for fire safety products and services in general, and more correspondingly, higher demand for our industry leading solutions.

Fourthly, we will actively pursue fire protection projects and product sales in international markets.  I’m pleased to report two new contract wins in international markets totaling more than $3 million.  The first is a $2.1 million contract win in India, as China Fire will serve as the total fire protection solution provider for BALCO captive power plant. China Fire will be responsible for implementing the entire fire protection system for the project, including engineering, procurement, construction, monitoring, technical guidance and maintenance. The project is expected to be fulfilled in the next 18 months.

Confidential

The second is a $1.1 million contract win in Indonesia.  China Fire will serve as the fire safety products provider for the PLTU 3 BANTEN power station project. Apart from being fire safety products provider, China Fire will also provide design, engineering, monitoring and technical guidance for the project. Under the contract, China Fire will provide both extinguishment and detection products. The project is expected to be fulfilled in the next 12 months.

Fifthly, we will to continue to proactively explore strategic merger and acquisition targets.  Strictly speaking, we expect all of our M&A transactions will be accretive to earnings, and complementary to core fire protection business.  We believe that our strong balance sheet enables us to target good companies that have strong market presence in certain industrial verticals, or have strong marketing channels, or companies with recurring maintenance services.  We intend to leverage our brand, our technical expertise, and our broad distribution to drive synergistic revenue opportunities.

Finally, while we are focused on executing our growth strategies, we are also optimizing our balance sheet and maximizing cash flows.  We have adopted tighter credit controls, implemented more proactive receivable collection policies, and enforced stricter accounts payable procedures. We are also reviewing and improving our internal controls, talent management, and financial planning system.

[3]           Outlook for 2009

While we are mindful of the difficult environment, we are comfortable with our business visibility based on our strong backlog and the above mentioned growth drivers.

For the full year 2009, the Company anticipates revenue will grow between 28% to 38% to a range of $88 million to $95 million. Pre-tax income is expected to grow between 22% to 32% to a range of $30.2 million to $32.6 million. Assuming an effective tax rate of 13%, net income is estimated to grow between 7% to 15% to a range of $26.3 million to $28.4 million, or $0.93 to $1.00 per diluted share, based on 28.3 million shares.  Please note that our effective tax rate in 2008 was 0.2%.

Confidential

In closing, we continue to work diligently to optimize shareholder value by focusing on growing our business strategically and profitably, by capitalizing on great opportunities, and by expanding our technical and market leadership.  We continue to be excited with our growth prospects in our core iron and steel market and customer base.  We also are excited with our success in the energy, petrochemical, and transportation verticals, as well as our new contract wins in the international market.  Lastly, we are pleased with our strong balance sheet and cash flows and believe we are in an excellent position to capture new strategic opportunities.

This concludes my prepared remarks for the fourth quarter 2008.  Operator, we will now open the call up for questions.  Please begin with the first question.

Confidential